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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15


 Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of The Securities Exchange Act of 1934


                                        Commission File Number 0-22602

                      CONTINENTAL WASTE INDUSTRIES, INC.
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            (Exact name of registrant as specified in its charter)


                67 Walnut Avenue, Suite 103, Clark, N.J. 07066
                                (908) 396-0018
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.0006 per share
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           (Title of each class of securities covered by this Form)

                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

                Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
                Rule 12g-4(a)(2)(ii) [ ]
                Rule 12g-3(b)(1)(i)  [ ]        Rule 15d-6           [ ]

  Approximate number of holders of record as of the certification or notice date:
           1
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  Pursuant to the requirements of the Securities Exchange Act of 1934,
Continental Waste Industries, Inc. (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 30, 1996         By: /s/ Jeffrey E. Levine
     ---------------------         -----------------------------------------
                                   Jeffrey E. Levine, Senior Vice President,
                                   Secretary and General Counsel

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed, it may be signed by an officer of the registrant, by counsel or any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.